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                                                                    EXHIBIT 99.7

SALTON, INC. ANNOUNCES SUCCESSFUL
COMPLETION OF PRIVATE DEBT EXCHANGE OFFER

LAKE FOREST, I11.--(BUSINESS WIRE)--Aug. 29, 2005--Salton, Inc. (NYSE: SFP -
News) announced today the successful completion of its previously announced private debt exchange offer for its outstanding 10-3/4% Senior Subordinated Notes due 2005 ("2005 Notes") and its outstanding 12-1/4% Senior Subordinated notes due 2008 ("2008 Notes," and together with the 2005 Notes, the "Notes"). The Company has accepted for exchange an aggregate of approximately $75.2 million of 2005 Notes (60.1% of the outstanding 2005 Notes) and approximately $90.1 million of 2008 Notes (60.1% of the outstanding 2008 Notes) that were validly tendered in the exchange offer.

In connection with the exchange offer, the Company has issued an aggregate of approximately $99.2 million in principal amount of new second lien notes, 2,041,617 shares of common stock of the Company and 135,230 shares of new Series C preferred stock of the Company with a face amount equal to $13.5 million. The second lien notes mature on March 31, 2008 and bear interest at LIBOR plus 7%. The Series C preferred stock is generally non-dividend bearing and is redeemable by the Company at the face amount on the fifth anniversary of the issuance date.

The Company also announced that, in connection with the exchange offer, the Company obtained the consent of the holders of a majority of the outstanding 2005 Notes and 2008 Notes to amend the indentures governing such Notes to eliminate substantially all of the restrictive covenants and certain events of default contained in such indentures. The Company has entered into supplements to the indentures governing the 2005 Notes and the 2008 Notes to reflect such amendments.

"This transaction reduces our total interest bearing debt by approximately $66.1 million and decreases by $75.2 million the principal amount of 2005 Notes that are scheduled to mature this year. The successful results of this private debt exchange offer is a significant step in our plans to improve liquidity and strengthen our balance sheet, which will ultimately provide us with the operating flexibility to pursue growth initiatives," said Leonhard Dreimann, Salton's chief executive officer. "We continue to explore strategic options to improve our liquidity and enhance

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operating performance of the Company, including potential sales of assets or businesses, the creation of new foreign debt, repurchases of outstanding debt securities and further reductions in expenses."

None of the securities issued in connection with the exchange offer have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws.

ABOUT SALTON, INC.

Salton, Inc. is a leading designer, marketer and distributor of branded, high-quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. The company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Mellitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high-quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.

Certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to repay 10-3/4% Subordinated Notes due December 15, 2005 that remain outstanding after Salton's private exchange offer; Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions;

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international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.

____________________________
Contact:

      For Salton
      CEOcast, Inc.
      Ken Sgro, 212-732-4300 x224

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